WASTE CONNECTIONS REPORTS THIRD QUARTER 2020 RESULTS

-	Revenue of $1.390 billion, exceeding outlook
-	Net income attributable to Waste Connections of $158.0 million, or $0.60 per share
-	Adjusted net income attributable to Waste Connections* of $188.6 million, or $0.72 per share
-	Adjusted EBITDA* of $432.6 million, or 31.1% of revenue, exceeding outlook
-	YTD net cash provided by operating activities of $1.186 billion
-	YTD adjusted free cash flow* of $778.4 million, or 19.2% of revenue and up year over year
-	Increases regular quarterly cash dividend by 10.8%

TORONTO, ONTARIO, October 28, 2020 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the third quarter of 2020.

“Sequential improvement in solid waste volumes and increased recovered commodity values drove better than expected results in the third quarter and provide incremental momentum going forward.  Our strong operating results, financial performance and frontline support continue to differentiate Waste Connections during this year’s unprecedented health, economic and social challenges,” said Worthing F. Jackman, President and Chief Executive Officer.

Mr. Jackman added, “Higher margin flow-through from improving revenue during the quarter provided better than expected adjusted EBITDA* margin and adjusted free cash flow* generation. Adjusted EBITDA* as a percentage of revenue in the period was approximately 40 basis points above our outlook in spite of 30 basis points higher than expected discretionary frontline and incentive compensation costs impacting the quarter, which resulted from our more than $35 million commitment in incremental costs primarily directed to discretionary supplemental pay for frontline employees.  Solid waste margins expanded by almost 200 basis points compared to the year ago period, with collection, transfer and disposal accounting for over 80% of that increase. Moreover, year-to-date adjusted free cash flow* of $778 million, or 19.2% of revenue, increased year over year, putting us firmly on track to exceed the adjusted free cash flow* outlook for the full year that we communicated in August and positioning us for double digit growth in adjusted free cash flow* in 2021.”

Mr. Jackman concluded, “As anticipated last quarter, our strong operating performance, free cash flow generation and balance sheet strength positioned us for a double-digit percentage increase in our quarterly cash dividend, for the tenth consecutive year.  We are also on track for another year of above average acquisition activity, while maintaining optionality for opportunistic share repurchases.  As we look ahead, we expect to emerge from this challenging period better positioned financially, with tremendous flexibility with respect to capital allocation, and operationally, with higher operating leverage in solid waste and both safety-related incidents and voluntary turnover levels already achieving multi-year lows.”

Financial Impact from COVID-19

During the third quarter of 2020, our business continued to be impacted by COVID-19, albeit to a lesser extent than in the prior period in many markets.  Revenue in solid waste commercial collection and solid waste transfer and disposal continued to reflect the extent to which the slowdown in activity associated with shelter-in-place or other closure restrictions or requirements in effect since the first quarter of 2020 has persisted.

The impacts to solid waste activity from COVID-19 that we experienced during the third quarter reflected the pace of reopening activity and varied by geography, the size and customer mix in each market.  In some markets, impacts began to abate in the second quarter, when a portion of the lost volumes returned; in other cases, impacts abated more during the third quarter, when reopenings resulted in increased service requirements by commercial customers and higher landfill volumes and roll-off activity.  In markets where reopenings continue to be delayed or where additional restrictions have been imposed, the improvements were less pronounced.  Through the third quarter, about 68% of solid waste commercial customers and 57% of associated revenue in competitive markets we track that had

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule suspended or reduced service due to COVID-19, had since reached out for either a resumption of service or an increase in frequency, up from 53% and 42% respectively through the second quarter.  As a result, solid waste collection, transfer and disposal revenue was down 2.0% year over year on a same store basis in the third quarter, an improvement of 330 basis points from Q2, which was down 5.3% year over year.

The impact of the COVID-19 outbreak on our business, results of operations, financial condition and cash flows in future periods will depend largely on future developments, including the duration and spread of the outbreak in the U.S. and Canada, its severity, the actions to contain the novel coronavirus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Q3 2020 Results

Revenue in the third quarter totaled $1.390 billion, as compared to $1.412 billion in the year ago period.  Operating income was $230.7 million, which included $7.9 million of costs primarily resulting from impairments and other operating items and acquisition-related costs. This compares to operating income of $236.6 million in the third quarter of 2019, which included $13.4 million of costs primarily resulting from impairments and other operating items.

Net income attributable to Waste Connections in the third quarter was $158.0 million, or $0.60 per share on a diluted basis of 263.5 million shares.  In the year ago period, the Company reported net income attributable to Waste Connections of $159.1 million, or $0.60 per share on a diluted basis of 264.6 million shares.

Adjusted net income attributable to Waste Connections* in the third quarter was $188.6 million, or $0.72 per diluted share, versus $192.9 million, or $0.73 per diluted share, in the prior year period.  Adjusted EBITDA* in the third quarter was $432.6 million, as compared to adjusted EBITDA* of $443.6 million in the prior year period.

Adjusted net income attributable to Waste Connections, adjusted net income attributable to Waste Connections per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and other operating items and acquisition-related items.  For detailed reconciliations, please refer to the attached tables.

Nine Months Year to Date Results

For the nine months ended September 30, 2020, revenue was $4.048 billion, up from $4.027 billion in the year ago period.  Operating income, which included $453.1 million of costs primarily related to the decrease in property, plant and equipment at certain E&P landfills as a result of the Company’s impairment testing, was $215.3 million, compared to $643.6 million for the same period in 2019, which included $44.7 million of costs primarily resulting from impairments and other operating items.

Net income attributable to Waste Connections for the nine months ended September 30, 2020, was $74.0 million, or $0.28 per share on a diluted basis of 263.7 million shares.  In the year ago period, the Company reported net income attributable to Waste Connections of $433.6 million, or $1.64 per share on a diluted basis of 264.5 million shares.

Adjusted net income attributable to Waste Connections* for the nine months ended September 30, 2020, was $517.2 million, or $1.96 per diluted share, compared to $538.1 million, or $2.03 per diluted share, in the year ago period. Adjusted EBITDA* for the nine months ended September 30, 2020, was $1.235 billion, as compared to $1.255 billion in the prior year period.

Q3 2020 Earnings Conference Call

Waste Connections will be hosting a conference call related to third quarter earnings on October 29th at 8:30 A.M. Eastern Time.  To access the call, listeners should dial 800-920-3365 (within North America) or 212-231-2902 (international) approximately 10 minutes prior to the scheduled start time and ask the operator for the Waste Connections conference call (a passcode is not required).  A replay of the conference call will be available until November 5, 2020 by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode # 21969551.  The call will be broadcast live over the Internet through a link on the Company’s website at www.wasteconnections.com.  A playback of the call will be available on the Company’s website.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on October 29th, providing the Company's fourth quarter 2020 outlook for revenue, core price plus volume growth for solid waste and adjusted EBITDA*.

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with recycling and resource recovery, in mostly exclusive and secondary markets across 42 states in the U.S. and six provinces in Canada. The Company serves more than seven million residential, commercial and industrial customers. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com.  Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (905) 532-7510.  Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (“PSLRA”), including “forward-looking information” within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections’ current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words “may,” “might,” “believes,” “thinks,” “expects,” ”estimate,” “continue,” “intends” or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2020 and 2021 financial results, outlook and related assumptions, adjusted free cash flow, capital expenditures, potential acquisition activity and return of capital to shareholders. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company’s filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (281) 873-3205

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND NINE months ended September 30, 2019 and 2020

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended September 30,						Nine months ended September 30,
		2019			2020			2019			2020

Revenues			$1,412,444			$1,389,552			$4,026,719			$4,047,739
Operating expenses:
Cost of operations			835,098			828,822			2,384,607			2,429,957
Selling, general and administrative			137,883			136,003			410,132			404,213
Depreciation			157,994			157,590			461,616			459,641
Amortization of intangibles			31,934			32,653			93,821			96,062
Impairments and other operating items			12,935			3,805			32,949			442,582
Operating income			236,600			230,679			643,594			215,284

Interest expense			(36,780)			(40,636)			(111,313)			(119,562)
Interest income			2,056			903			7,186			4,396
Other income (expense), net			(19)			702			4,562			(3,046)
Income before income tax provision			201,857			191,648			544,029			97,072

Income tax provision			(42,783)			(33,657)			(110,539)			(23,654)
Net income			159,074			157,991			433,490			73,418
Plus: Net loss attributable to noncontrolling interests			35			58			89			594
Net income attributable to Waste Connections			$159,109			$158,049			$433,579			$74,012

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.60			$0.60			$1.64			$0.28

Diluted			$0.60			$0.60			$1.64			$0.28

Shares used in the per share calculations:
Basic			263,853,681			262,998,317			263,768,258			263,253,087
Diluted			264,587,456			263,507,486			264,473,345			263,718,001

Cash dividends per common share			$0.160			$0.185			$0.480			$0.555

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2019	September 30, 2020
ASSETS
Current assets:
Cash and equivalents	$326,738	$859,096
Accounts receivable, net of allowance for credit losses of $16,432 and $20,657 at December 31, 2019 and September 30, 2020, respectively	662,808	616,630
Prepaid expenses and other current assets	141,052	115,690
Total current assets	1,130,598	1,591,416
Restricted cash	96,483	96,519
Restricted investments	51,179	47,161
Property and equipment, net	5,516,347	5,193,378
Operating lease right-of-use assets	183,220	168,974
Goodwill	5,510,851	5,534,567
Intangible assets, net	1,163,063	1,127,279
Other assets, net	85,954	90,153
Total assets	$13,737,695	$13,849,447
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$436,970	$403,946
Book overdraft	15,954	15,092
Accrued liabilities	280,808	400,293
Current portion of operating lease liabilities	29,929	30,196
Current portion of contingent consideration	26,659	62,492
Deferred revenue	216,443	216,675
Current portion of long-term debt and notes payable	465	6,772
Total current liabilities	1,007,228	1,135,466

Long-term portion of debt and notes payable	4,353,782	4,680,219
Long-term portion of operating lease liabilities	160,033	145,642
Long-term portion of contingent consideration	42,825	26,030
Deferred income taxes	818,622	725,343
Other long-term liabilities	416,851	470,558
Total liabilities	6,799,341	7,183,258
Commitments and contingencies
Equity:
Common shares: 263,699,675 shares issued and 263,618,161 shares outstanding at December 31, 2019; 262,897,009 shares issued and 262,822,825 shares outstanding at September 30, 2020	4,135,343	4,030,368
Additional paid-in capital	154,917	162,606
Accumulated other comprehensive loss	(10,963)	(113,338)
Treasury shares: 81,514 and 74,184 shares at December 31, 2019 and September 30, 2020, respectively	-	-
Retained earnings	2,654,207	2,582,298
Total Waste Connections’ equity	6,933,504	6,661,934
Noncontrolling interest in subsidiaries	4,850	4,255
Total equity	6,938,354	6,666,189
	$13,737,695	$13,849,447

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

NINE months ended SEPTEMBER 30, 2019 and 2020

(Unaudited)

(in thousands of U.S. dollars)

	Nine months ended September 30,
	2019	2020
Cash flows from operating activities:
Net income	$433,490	$73,418
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	31,852	423,832
Depreciation	461,616	459,641
Amortization of intangibles	93,821	96,062
Amortization of leases	17,661	14,281
Deferred income taxes, net of acquisitions	41,481	(77,613)
Amortization of debt issuance costs	3,708	6,146
Share-based compensation	35,510	38,316
Interest accretion	12,283	12,843
Adjustments to contingent consideration	1,466	16,852
Other	(1,316)	936
Net change in operating assets and liabilities, net of acquisitions	53,858	120,859
Net cash provided by operating activities	1,185,430	1,185,573

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(420,392)	(173,810)
Capital expenditures for property and equipment	(433,526)	(420,694)
Capital expenditure for undeveloped landfill property	(31,683)	(66,809)
Proceeds from disposal of assets	2,626	11,564
Other	(2,697)	(317)
Net cash used in investing activities	(885,672)	(650,066)

Cash flows from financing activities:
Proceeds from long-term debt	1,021,795	1,790,625
Principal payments on notes payable and long-term debt	(1,184,165)	(1,505,641)
Payment of contingent consideration recorded at acquisition date	(1,621)	(2,812)
Change in book overdraft	1,911	(862)
Payments for repurchase of common shares	-	(105,654)
Payments for cash dividends	(126,348)	(145,921)
Tax withholdings related to net share settlements of equity-based compensation	(17,592)	(23,390)
Debt issuance costs	(5,938)	(11,117)
Proceeds from sale of common shares held in trust	4,036	679
Distributions to noncontrolling interests	(117)	-
Net cash used in financing activities	(308,039)	(4,093)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	143	980
Net increase (decrease) in cash, cash equivalents and restricted cash	(8,138)	532,394
Cash, cash equivalents and restricted cash at beginning of period	403,966	423,221
Cash, cash equivalents and restricted cash at end of period	$395,828	$955,615

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three months ended September 30, 2020:

	U.S.	Canada	Total
Core Price	3.9%	5.2%	4.1%
Surcharges	(0.3%)	(0.6%)	(0.4%)
Volume	(5.2%)	(8.9%)	(5.7%)
Recycling	0.2%	0.3%	0.2%
Foreign Exchange Impact	-	(0.8%)	(0.1%)
Total	(1.4%)	(4.8%)	(1.9%)

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended September 30, 2019 and 2020:

	Three months ended September 30, 2019
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$990,790	$(2,532)	$988,258	70.0%
Solid Waste Disposal and Transfer	520,218	(202,554)	317,664	22.5%
Solid Waste Recycling	14,142	(394)	13,748	1.0%
E&P Waste Treatment, Recovery and Disposal	70,874	(4,466)	66,408	4.7%
Intermodal and Other	26,520	(154)	26,366	1.8%
Total	$1,622,544	$(210,100)	$1,412,444	100.0%

	Three months ended September 30, 2020
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,010,497	$(3,940)	$1,006,557	72.4%
Solid Waste Disposal and Transfer	514,705	(203,136)	311,569	22.4%
Solid Waste Recycling	21,377	(656)	20,721	1.5%
E&P Waste Treatment, Recovery and Disposal	26,218	(2,575)	23,643	1.7%
Intermodal and Other	27,141	(79)	27,062	2.0%
Total	$1,599,938	$(210,386)	$1,389,552	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three month periods ended September 30, 2019 and 2020:

	Three months ended September 30,
	2019	2020
Acquisitions, net	$77,092	$44,214

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and nine month periods ended September 30, 2019 and 2020:

	Three months ended September 30,		Nine months ended September 30,
	2019	2020	2019	2020
Cash Interest Paid	$17,358	$23,572	$85,616	$86,400
Cash Taxes Paid	21,428	47,965	41,960	61,015

Debt to Book Capitalization as of September 30, 2020: 41%

Internalization for the three months ended September 30, 2020: 55%

Days Sales Outstanding for the three months ended September 30, 2020: 41 (26 net of deferred revenue)

Share Information for the three months ended September 30, 2020:

Basic shares outstanding	262,998,317
Dilutive effect of equity-based awards	509,169
Diluted shares outstanding	263,507,486

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, minus net loss attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended September 30,		Nine months ended September 30,
	2019	2020	2019	2020
Net income attributable to Waste Connections	$159,109	$158,049	$433,579	$74,012
Less: Net loss attributable to noncontrolling interests	(35)	(58)	(89)	(594)
Plus: Income tax provision	42,783	33,657	110,539	23,654
Plus: Interest expense	36,780	40,636	111,313	119,562
Less: Interest income	(2,056)	(903)	(7,186)	(4,396)
Plus: Depreciation and amortization	189,928	190,243	555,437	555,703
Plus: Closure and post-closure accretion	3,649	3,723	10,821	11,340
Plus: Impairments and other operating items	12,935	3,805	32,949	442,582
Plus/(Less): Other expense (income), net	19	(702)	(4,562)	3,046
Adjustments:
Plus: Transaction-related expenses (a)	1,036	2,335	8,057	4,497
Plus/(Less): Fair value changes to equity awards (b)	(589)	1,798	3,693	6,021
Adjusted EBITDA	$443,559	$432,583	$1,254,551	$1,235,427

As % of revenues	31.4%	31.1%	31.2%	30.5%

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended September 30,		Nine months ended September 30,
	2019	2020	2019	2020
Net cash provided by operating activities	$432,383	$432,388	$1,185,430	$1,185,573
Plus/(Less): Change in book overdraft	2,445	(256)	1,911	(862)
Plus: Proceeds from disposal of assets	1,428	922	2,626	11,564
Less: Capital expenditures for property and equipment	(179,736)	(151,983)	(433,526)	(420,694)
Less: Distributions to noncontrolling interests	-	-	(117)	-
Adjustments:
Cash received for divestitures (a)	-	-	(2,376)	(4,974)
Transaction-related expenses (b)	1,036	2,335	8,057	4,497
Pre-existing Progressive Waste share-based grants (c)	1,935	1,015	4,306	7,455
Tax effect (d)	(464)	(599)	(3,375)	(4,168)
Adjusted free cash flow	$259,027	$283,822	$762,936	$778,391

As % of revenues	18.3%	20.4%	18.9%	19.2%

(a)	Reflects the elimination of cash received in conjunction with the divestiture of certain operations.
(b)	Reflects the addback of acquisition-related transaction costs.
(c)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(d)	The aggregate tax effect of footnotes (a) through (c) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended September 30,		Nine months ended September 30,
	2019	2020	2019	2020
Reported net income attributable to Waste Connections	$159,109	$158,049	$433,579	$74,012
Adjustments:
Amortization of intangibles (a)	31,934	32,653	93,821	96,062
Impairments and other operating items (b)	12,935	3,805	32,949	442,582
Transaction-related expenses (c)	1,036	2,335	8,057	4,497
Fair value changes to equity awards (d)	(589)	1,798	3,693	6,021
Tax effect (e)	(11,486)	(10,000)	(33,955)	(137,523)
Tax items (f)	-	-	-	31,508
Adjusted net income attributable to Waste Connections	$192,939	$188,640	$538,144	$517,159
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.60	$0.60	$1.64	$0.28
Adjusted net income	$0.73	$0.72	$2.03	$1.96

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	The aggregate tax effect of the adjustments in footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.
(f)	Reflects the impact of a portion of the Company’s 2019 related-party payments no longer being deductible for tax purposes due to the finalization of tax regulations on April 7, 2020 under Internal Revenue Code 267A and an increase in deferred tax liabilities resulting from the E&P impairment.